Exhibit 99.(a)(1)(A)

OPEN SOLUTIONS INC.

Offer to Purchase for Cash
All of its Outstanding
Senior Subordinated Convertible Notes due 2035

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT,
NEW YORK CITY TIME, ON JANUARY 22, 2007, UNLESS THE OFFER IS EXTENDED.

CUSIP No. 68371PAA0 and 68371PAB8

          Open Solutions Inc., a Delaware corporation (referred to as “Open Solutions,” the “Company,” “we,” “our” or “us”), is hereby offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), all of its outstanding Senior Subordinated Convertible Notes due 2035 (the “Notes”) at a price equal to $781.02 per $1,000 principal amount at maturity of the Notes (the “Purchase Price”). ”In addition, you will be entitled to receive and retain the cash interest payable on your Notes on February 2, 2007 in respect of any Notes which you held of record on January 15, 2007, the relevant record date. As of December 20, 2006, there was $270,000,000 aggregate principal amount at maturity of Notes outstanding (with an accreted value as of such date of $144,061,200).  The Notes were issued pursuant to the indenture between Open Solutions and U.S. Bank National Association, as Trustee, dated February 2, 2005 (the “Indenture”),

          Only Notes validly tendered, and not withdrawn, will be subject to purchase pursuant to the Offer. We will return all Notes not purchased promptly after the Offer is completed or terminated.

          This Offer to Purchase and the related Letter of Transmittal contain important information that you should read before making any decision with respect to the Offer. This Offer is subject to and conditioned upon the consummation of the proposed merger of Harpoon Merger Corporation (“Harpoon”), an affiliate of The Carlyle Group and Providence Equity Partners Inc. with and into Open Solutions (the “Merger”). See Section 1, “Purpose of the Offer” and Section 10, “Conditions to the Offer.” The Offer is not conditioned on the tender of any minimum principal amount at maturity of Notes. The Offer is, however, subject to other conditions. See Section 10, “Conditions to the Offer.”

          Open Solutions’ Board of Directors has approved the making of the Offer. However, none of Open Solutions, its Board of Directors, the Dealer Manager, the Information Agent or the Tender Agent nor any of their respective affiliates makes any recommendation to you as to whether you should tender or refrain from tendering your Notes. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount at maturity of Notes to tender.

          Questions and requests for assistance in connection with the Offer may be directed to Wachovia Securities, which is acting as Dealer Manager in connection with the Offer (the “Dealer Manager”). Requests for additional copies of this Offer to Purchase and the Letter of Transmittal or any document incorporated herein by reference may be directed to D.F. King & Co., Inc., which is acting as Information Agent in connection with the Offer (the “Information Agent”). The address and telephone numbers for each of the Dealer Manager and the Information Agent are set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may also be directed to brokers, dealers, commercial banks or trust companies.

          This transaction and this Offer to Purchase have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Wachovia Securities

December 21, 2006

IMPORTANT INFORMATION

          Any holder desiring to tender Notes before the Offer expires must either (a) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such holder’s signature thereon guaranteed if required by Instructions 1 or 5 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 7, “Procedures for Tendering Notes,” properly transmit an Agent’s Message (as defined below) and any other required documents to D.F King & Co., Inc. (the “Tender Agent”) and either deliver the certificates evidencing such Notes to the Tender Agent along with the Letter of Transmittal or facsimile or deliver such Notes pursuant to the procedure for book-entry transfer set forth in Section 7, “Procedures for Tendering Notes,” prior to the expiration of the Offer or (b) request such holder’s broker, dealer, commercial bank, trust company or other nominee to effect the tender for such holder. A holder having Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Notes.

          A holder who desires to tender Notes and whose certificates for such Notes are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Tender Agent prior to the expiration of the Offer, may tender such Notes by following the procedure for guaranteed delivery set forth in Section 7, “Procedures for Tendering Notes.”

          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN MADE BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE TENDER AGENT.

          This Offer to Purchase does not constitute an offer to purchase or the solicitation of an offer to sell securities in any circumstances or in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or blue sky laws or otherwise. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in our affairs since the date hereof.

          This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read in their entirety before any decision is made with respect to the Offer.

          This Offer to Purchase has not been reviewed by any federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

SUMMARY TERM SHEET

          The following are answers to some of the questions that you, as a holder of Open Solutions’ Senior Subordinated Convertible Notes due 2035, or Notes, may have. We urge you to read the remainder of this Offer to Purchase together with the documents that are incorporated into this Offer to Purchase by reference and the Letter of Transmittal carefully because this summary may not contain all of the information that may be important to you. This summary is qualified in its entirety by reference to the complete contents of this Offer to Purchase (including the documents incorporated by reference herein) and the Letter of Transmittal.

Information about the Offer

Who is offering to purchase my Notes?

•	Open Solutions Inc., the issuer of the Senior Subordinated Convertible Notes due 2035, is offering to purchase the Notes.

What principal amount of Notes is offered to be purchased?

•

We are offering to purchase for cash all of the outstanding Notes. As of December 20, 2006, there was $270,000,000 aggregate principal amount at maturity of Notes outstanding (with an accreted value as of such date of approximately $144,061,200).

What is the purpose of the Offer?

•

We are making the Offer to acquire the Notes in connection with the proposed Merger. The merger agreement relating to the Merger provides that we are required to undertake a tender offer and/or consent solicitation relating to the Notes if requested as set forth in the merger agreement.  See Section 1, “Purpose of the Offer.”

What will be the purchase price for my Notes?

•

We are offering to purchase the Notes for cash at a price of $781.02 per $1,000 principal amount at maturity, which we refer to as the “Purchase Price.”  In addition, you will be entitled to receive and retain the cash interest payable on your Notes on February 2, 2007 in respect of any Notes which you held of record on January 15, 2007, the relevant record date.

•

You will not have to pay any transfer taxes or fees or commissions on the Purchase Price paid to you for your Notes provided that you do not complete the “Special Payment Instructions” or “Special Delivery Instructions” sections of the Letter of Transmittal. You may be required to pay commissions to your broker in connection with your tender of Notes. U.S. federal income tax considerations relating to a tender of your Notes are described below. See, Section 11, “U.S. Federal Income Tax Considerations.”

I have a conversion right upon a change of control. Why should I tender my Notes rather than convert them?

•

In the tender offer, we are offering to purchase each Note having a $1,000 principal amount at maturity at a Purchase Price of $781.02. Each Note was issued at an original issue price of $533.56, representing a significant original issue discount; however, the Notes have not accrued any of the discount because they pay cash interest through 2012.

•

Under the Indenture, your Notes will be convertible at any time during the period (the “Change of Control Conversion Period”) from ten trading days before the anticipated effective date of the Merger to the change of control repurchase date under the Indenture, and  the conversion ratio applicable to the Notes will be adjusted upwards to include a make whole premium.  Holders who convert prior to the actual effective date of the Merger will not be paid until after the Merger is consummated.  Assuming the effective date of the Merger is January 23, 2007 and giving effect to the upwards adjustment of the conversion ratio to reflect the make whole premium, each Note during such period will be convertible into 20.5532 shares of our common stock.  Assuming further that the price per share of our common stock is $38.00 (the consideration payable in the Merger), the value of the shares of our common stock that you would be entitled to receive upon conversion during the Change of Control Conversion Period would be $781.02 (the “Adjusted Conversion Value”).

•

If you tender your Notes in the Tender Offer, you will be paid the Purchase Price promptly after the Expiration Date. We expect that we will pay the Purchase Price not later than the business day following the Merger. In addition, you will be entitled to receive and retain the cash interest payable on your Notes on February 2, 2007 in respect of any Notes which you held of record on January 15, 2007, the relevant record date.

•

If you do not tender your Notes in the Tender Offer but instead convert them, you will still be entitled to receive the Adjusted Conversion Value based on the assumptions set forth above, but you will not be entitled to receive that amount until as much as five business days after you have completed all steps necessary to convert your Notes, as specified in the Indenture. Thus, depending more particularly on when you convert your Notes and when we deliver the consideration payable to you upon conversion, you will receive the Adjusted Conversion Value later than you would if you tender your Notes in the Tender Offer.  In addition, if you convert your Notes prior to February 2, 2007, you will not be entitled to retain the interest payable on the Notes on such date even if you held the Notes of record on January 15, 2007, because under the Indenture, any holder who converts after a record date and before the relevant payment date must pay us an amount equal to the interest payment when the Notes are surrendered for conversion.

•

Accordingly, if you tender your Notes in the Tender Offer, you will be paid an amount equal to the Adjusted Conversion Value earlier than if you convert your Notes after the Merger, and if you were the holder of record of your Notes on the record date of January 15, 2007, you will also have the right to receive and retain the interest payable on your Notes on February 2, 2007.

Are there any conditions to the Offer?

•

Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is subject to and conditioned upon the satisfaction or waiver of the general conditions set forth in Section 10, “Conditions to the Offer” including the consummation of the proposed merger of Open Solutions with and into an affiliate of The Carlyle Group and Providence Equity Partners Inc., which we refer to as the “Merger,” described in further detail in Section 1, “Purpose of the Offer” and Section 10, “Conditions to the Offer” and certain other conditions set forth in Section 10, “Conditions to the Offer.”  The Merger is subject to satisfaction of certain conditions, including the vote of our stockholders, described in Section 10, “Conditions to the Offer.”

•	The Offer is not conditioned on a minimum principal amount of Notes being tendered in the Offer.

When does this Offer expire?

•

The Offer expires at midnight, New York City time, on January 22, 2007, unless the Offer is extended. We call this time and date, as it may be extended, the “Expiration Date.” If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, such nominee may have an earlier deadline for you to accept the Offer.

Can the Offer be extended, and under what circumstances?

•

Yes. We reserve the right to extend the Offer at any time by giving written notice to the Tender Agent. We will publicly announce any extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise or otherwise communicate any public announcement regarding an extension other than by issuing a release through Dow Jones News Service. See, Section 2, “Terms of the Offer.”

When will I get paid?

•

We will accept for payment Notes validly tendered and not withdrawn prior to the Expiration Date, subject to the terms and conditions of the Offer, including the consummation of the proposed Merger.  See Section 1, “Purpose of the Offer” and Section 10, “Conditions to the Offer.” We will make payment for all accepted Notes promptly after the Expiration Date. We expect that we will pay the Purchase Price not later than the business day following the Merger. In no circumstances will we pay interest on the Purchase Price in respect of any delay in payment being made. See Section 2, “Terms of the Offer.”

How will you fund the purchase of Notes in the Offer?

•

Funds received from Harpoon or other affiliates of The Carlyle Group and Providence Equity Partners Inc. and other financing by such affiliates in connection with the Merger will fund the purchase of Notes in the Offer.  See Section 1, “Purpose of the Offer” and Section 9, “Source and Amount of Funds.”

How do I tender my Notes?

•

If you hold your Notes through The Depository Trust Company, or DTC, you may tender your Notes through DTC’s Automated Tender Offer Program. This program is commonly known as “ATOP.” DTC participants that are accepting the Offer may transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Tender Agent’s account at DTC. DTC will then send an agent’s message to the Tender Agent for its acceptance.

•

If you own your Notes in “street name” (your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee), then you must contact your broker, dealer, commercial bank, trust company or other nominee and direct them to tender your Notes.

•

If you hold your Notes in your name, you should complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth in the Letter of Transmittal and send it to the Tender Agent. Be certain to have your signature guaranteed if required by the instructions to the Letter of Transmittal, and send or deliver that manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing your Notes being tendered and any other required documents, to the Tender Agent.

•

If you desire to tender Notes and your certificates for such Notes are not immediately available or you cannot comply in a timely manner with the procedure for book-entry transfer described herein, or you cannot deliver all required documents to the Tender Agent prior to the expiration of the Offer, you may tender such Notes by following the procedure for guaranteed delivery set forth in Section 7, “Procedures for Tendering Notes.”

What if I do not want to tender my Notes?

•

If the proposed Merger is not consummated, the Notes will remain outstanding.  The consummation of the proposed Merger would constitute a change of control under the Indenture and as a result of the change of control holders will be entitled to a make whole premium by increase in the conversion rate for such Notes and the Notes will become convertible into the right to receive the consideration to be paid to holders of common stock in the Merger, i.e. $38.00 per share of common stock. In addition, we will be required to make an offer to purchase the Notes following the Merger at a price equal to

$533.56 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but not including the purchase date. See Section 5, “Description of the Notes and Related Matters.”

If I change my mind, can I withdraw my tender of Notes?

•

Yes. Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In order to effect a withdrawal of tendered Notes, you must notify the Tender Agent of your intention to withdraw in writing prior to the Expiration Date or after February 20, 2007, if the Notes have not been accepted for payment. In addition, some holders may be subject to special requirements, so please read the procedures detailed later in this Offer to Purchase. See Section 8, “Withdrawal of Tenders.”  No consideration shall be payable in respect of Notes so withdrawn. In addition, if we have not accepted your Notes for payment by February 20, 2007, you may also withdraw your Notes. Notes withdrawn from the Offer may be retendered by following the procedures for tendering Notes.

What is the market value of the Notes?

•

There is no established trading market for the Notes or any established system for reporting the prices at which the Notes have traded or are currently traded. We believe that the Notes are currently traded in the over-the-counter market; however, we do not believe that there is a practical way to determine the trading history of the Notes. Open Solutions believes that trading in the Notes has been limited and sporadic and that the price at which any particular trade has been or is made may not be fully reflective of the value of the Notes. See Section 5, “Description of the Notes and Related Matters.”

Has the Board of Directors approved the making of the Offer?

•

Yes, our Board of Directors has approved the making of the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent nor the Tender Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the price or prices at which you may choose to tender your Notes.

Are there federal tax implications if I tender my Notes?

•

The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax advisors as to the specific tax consequences to you of the Offer. See Section 11, “U.S. Federal Income Tax Considerations.”

Who can I contact if I have questions about the Offer?

•

Wachovia Securities is serving as Dealer Manager in connection with the Offer. D.F. King & Co., Inc. is serving as Tender Agent and the Information Agent in connection with the Offer. You can find the addresses and telephone numbers of these representatives on the back cover of this Offer to Purchase.

Information about the Notes

Who is the issuer of the Notes?

•	Open Solutions Inc. is the issuer of the Notes.

What is the current conversion rate of the Notes?

•

The current conversion rate of the Notes is 18.3875 which is equivalent to a current conversion price, based on the accreted value of the Notes, of approximately $29.02 per share. The consummation of the proposed Merger would constitute a change of control under the Indenture and as a result of the change of control holders will be entitled to a make whole premium by increase in the conversion rate for such Notes which, assuming an effective date of the Merger of January 23, 2007, would result in a conversion rate of 20.5532 shares of common stock for every $1,000 principal amount at maturity of the Notes. The Notes will become convertible into the right to receive the consideration to be paid to holders of common stock in the Merger, i.e. $38.00 per share of common stock. On December 20, 2006, the last reported sale price on the NASDAQ Global Market for Open Solutions’ common stock was $37.59 per share.

•

The Notes are only convertible upon the occurrence of certain conditions including the consummation of the Merger. The right to convert your Notes expires at the close of business on February 2, 2035, unless we have previously redeemed or repurchased your Notes. Your right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that Note, unless we default in making the payment due upon redemption or repurchase.

What is the ranking of the Notes?

•

The Notes are subordinate in right of payment to all of our existing and future senior indebtedness, as defined in the Indenture. The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. The Indenture does not restrict the amount of senior indebtedness or other indebtedness that we or any of our subsidiaries can incur. As of September 30, 2006, we had indebtedness of approximately $484.2 million which would have constituted senior indebtedness.  On a pro forma basis, assuming consummation of the proposed Merger and a repurchase of all the Notes pursuant to the Offer, as of September 30, 2006, we would have had indebtedness of approximately $865.0 million which would have constituted senior indebtedness.

Do holders have any rights to require Open Solutions to repurchase the Notes?

•

Holders have the right to require us to purchase for cash all or a portion of their notes on February 2 in each of the following years at the following prices, plus accrued and unpaid cash interest and liquidated damages, if any, to, but excluding, the purchase date:

Year	Redemption Price

2012	$533.56 per $1,000 principal amount at maturity

2015	$579.12 per $1,000 principal amount at maturity

2020	$663.86 per $1,000 principal amount at maturity

2025	$761.00 per $1,000 principal amount at maturity

2030	$872.35 per $1,000 principal amount at maturity

•

In the event of a change of control, as defined in the Indenture, you would have the right (subject to our right in the event of a public acquirer change of control), at your option, to require us to repurchase for cash all of your Notes. The repurchase price would be the sum of the issue price and the accrued original discount of the Notes to be purchased, plus accrued and unpaid cash interest and liquidated damages, if any, to, but excluding, the purchase date. The consummation of the proposed Merger would constitute a change of control under the Indenture and as a result of the change of control holders will be entitled to a make whole premium by increase in the conversion rate for such Notes and the Notes will become convertible into the right to receive the consideration to be paid to holders of common stock in the Merger, i.e. $38.00 per share of common stock. In addition, we will be required to make an offer to purchase the Notes following the Merger at a price equal to $533.56 per $1,000 principal amount at maturity, plus accrued and unpaid interest to, but not including the purchase date.

What are the redemption provisions of the Notes?

•

We have the right to redeem for cash all or a portion of the Notes at any time on or after February 2, 2012 at a price equal to the sum of the issue price and accrued original issue discount of the Notes to be purchased, plus accrued and unpaid cash interest and liquidated damages, if any, to the redemption date.  The Indenture requires us to give notice of redemption not more than sixty and not less than thirty days before any redemption date.

What are the interest payment provisions of the Notes?

•

Interest on outstanding Notes is paid on February 2 and August 2 of each year at an annual rate of 1.4673% on the principal amount at maturity (equivalent to an annual rate of 2.75% of the issue price) beginning August 2, 2005 until February 2, 2012.  Unless there is a default in payment of the Purchase Price, interest on any Notes purchased by us pursuant to this Offer will cease to accrue on the date of payment for the purchased Notes.

AVAILABLE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s Website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

          We are incorporating by reference in this Offer to Purchase some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on March 15, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC on May 10, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 as filed with the SEC on August 9, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 as filed with the SEC on November 9, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on January 31, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on February 24, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on February, 28, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on March 1, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on March 9, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on May 19, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on June 12, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on August 1, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on October 17, 2006;

•	Our Current Report on Form 8-K as filed with the SEC on October 30, 2006; and

•	Our definitive Proxy Statement on Schedule 14A filed with the SEC on December 20, 2006.

          Pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. We will file an amendment to the Schedule TO to incorporate by reference into the Offer to Purchase all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Date. We will provide without charge to each person, including any beneficial owner of Notes, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein), and the Indenture. Requests for such copies should be directed to the Information Agent at the address below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 431-9642

FORWARD-LOOKING STATEMENTS

          This Offer to Purchase may contain or incorporate by reference certain forward-looking statements. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. All of these forward-looking statements are based on estimates and assumptions made by our management that, although we believe to be reasonable, are inherently uncertain. Therefore, you should not place undue reliance upon such estimates and statements. We cannot assure you that any of such estimates or statements will be realized and it is likely that actual results will differ materially from those contemplated by such forward-looking statements. Factors that may cause such differences include:

•	Failure to complete the proposed Merger may adversely affect our business and stock price;

•	Changes within the banking and credit union industry that could reduce demand for our products and services;

•	Consolidation in the banking and financial services industry that could eliminate certain other clients or potential clients;

•	Failure by our clients to replace legacy computer systems which would adversely affect demand for our products;

•	Failure to expand our outsourcing business and other sources of recurring revenues;

•	Inability to sustain profitability in future periods;

•	Changes in technology or in the marketplace;

•	Unwillingness of our clients to commit the significant capital required for our products and services;

•	Reliance on key third party technology that may become obsolete or incompatible;

•	Inability to compete in a competitive business environment;

•	Impairment of the value of our goodwill, capitalized software costs and other intangible assets;

•	Volatile quarterly revenues, operating results and profitability;

•	A lengthy sales cycle for our core software;

•	Inability to retain our senior management and other key employees;

•	Indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our senior subordinated convertible notes and our bank financing;

•	Fixed expenses may cause us to incur operating losses if revenues drop;

•	Inability to timely hire and expand our direct sales force;

•	Inability to enter into successful future, or to successfully integrate, past business combinations and acquisitions;

•	Impairment or loss of relationships with strategic marketing partners;

•	Errors and bugs in internally developed software and systems as well as third-party products;

•	Adverse contract or product liability claims;

•	Government regulation of our business;

•	Limited ability to protect our proprietary technology and other rights;

•	Unforeseen infringement on the proprietary rights of others;

•	Lack of funds to service our senior subordinated convertible notes;

•	Risks associated with our Canadian operations;

•	Inability to generate cash necessary to service our indebtedness;

•	Failure to effectively manage our growth;

•	Requirements of being a public company may strain our resources and distract management;

•	Failure to continue to comply with Section 404 of the Sarbanes-Oxley Act of 2002;

•	Implementation of financial and technological barriers against our complementary products by client’s core software vendors;

•	Operational failures in our outsourcing centers could cause us to lose clients;

•	Litigation and lost clients after unauthorized disclosure of data;

•	Capital raising causing dilution of ownership interests;

•	Volatility of our common stock;

•	Sales of large numbers of shares causing market prices of our common stock to decline;

•	Provisions in our certificate of incorporation and by-laws may deter third parties from acquiring us; and

•	Section 203 of the Delaware General Corporation Law may delay, defer or prevent a change in control.

          Many of these factors are beyond our control. Forward-looking statements contained herein speak only as of the date hereof. Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to holders of Notes, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For further information or other factors that could affect our financial results and such forward-looking statements, please see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 as filed with the SEC on November 9, 2006.  For further information or other factors with regard to the proposed Merger that could affect our financial results and such forward-looking statements, please see our definitive Proxy Statement on Schedule 14A filed with the SEC on December 20, 2006.

THE OFFER

1.	Purpose of the Offer

          We are making the Offer to acquire the Notes in connection with the previously disclosed proposed Merger. The merger agreement relating to the Merger provides that, if requested by Harpoon Acquisition Corporation, the acquisition vehicle formed by The Carlyle Group and Providence Equity Partners Inc. in connection with the Merger, we are required to undertake a tender offer and/or consent solicitation relating to the Notes.  Harpoon Acquisition Corporation has, pursuant to the merger agreement, requested that we undertake this Offer to Purchase.

          The total amount of funds required by Open Solutions to pay the Purchase Price and related fees and expenses is estimated to be approximately $211.0 million, assuming that 100% of the outstanding principal amount of Notes are tendered and accepted for purchase. See Section 9, “Source and Amount of Funds.” Any Notes accepted for payment by us in the Offer will be cancelled and retired promptly following the delivery of such Notes to us.

          Open Solutions intends to fund the purchase of the Notes, together with the fees and expenses incurred in connection therewith, through funds received from Harpoon or other affiliates of The Carlyle Group and Providence Equity Partners Inc. and other financing by such affiliates in connection with the Merger.

2.	Terms of the Offer

          Offer and Purchase Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase for cash, all of the outstanding Notes at a price equal to $781.02 per $1,000 principal amount at maturity of the Notes, the “Purchase Price.” In addition, you will be entitled to receive and retain the cash interest payable on your Notes on February 2, 2007 in respect of any Notes which you held of record on January 15, 2007, the relevant record date. The aggregate principal amount at maturity of Notes outstanding as of December 20, 2006, was $270,000,000 (with an accreted value as of such date of $144,061,200).

          Only Notes validly tendered, and not withdrawn, will be subject to purchase pursuant to the Offer. Any principal amount of Notes tendered but not purchased pursuant to the Offer for any reason pursuant to the terms and conditions of the Offer will be returned to the tendering holders at our expense (or, in the case of Notes tendered by book-entry transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered) unless otherwise requested by such holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer. All Notes not purchased, as well as any Notes not tendered or timely withdrawn, will remain outstanding with their existing rights.

          Conditions. The Offer does not have a minimum tender condition. Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is subject to and conditioned upon the consummation of the proposed Merger and conditioned upon the satisfaction of the other conditions set forth in Section 10, “Conditions to the Offer.” If on the Expiration Date any or all of these conditions shall not have been satisfied, we reserve the right (but will not be obligated), subject to applicable law, to:

•	terminate the Offer;

•

extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such extension or amendment to the Tender Agent and making public disclosure of such extension or amendment to the extent required by law; or

•	waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase Notes validly tendered (and not withdrawn) pursuant to the Offer.

          Expiration of the Offer. The Offer will expire at midnight, New York City time, on January 22, 2007, unless extended by us (such time and date with respect to the Offer, as it may be extended, is referred to as the “Expiration Date”).

          Amendment; Extension; Waiver; Termination. We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 10, “Conditions to the Offer,” shall have occurred or shall have been determined by us to have occurred:

•	to extend the period of time in which the Offer is open and thereby delay the acceptance of any Notes by giving oral (confirmed in writing) or written notice of the extension to the Tender Agent;

•	to amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Tender Agent; and

•	to terminate the Offer without purchasing any Notes.

We will follow any extension, amendment or termination as promptly as practicable with a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release through the Dow Jones News Service.

          There can be no assurance that we will exercise our right to extend or amend the Offer. Irrespective of any amendment to the Offer, all Notes previously tendered pursuant to the Offer (and not withdrawn) will remain subject to the Offer and may be accepted thereafter for payment by us.

          If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional materials relating to the Offer and extend the Offer to the extent required by law. In addition, we may, if we deem appropriate, extend the Offer for any other reason. If the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is increased or decreased, the Offer will remain open for at least 10 business days from the date our notice of such increase or decrease is first published, sent or given to holders of Notes subject to the Offer.

          If for any reason the acceptance for payment of, or (whether before or after any Notes have been accepted for payment pursuant to the Offer) the payment for, Notes subject to the Offer is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Notes may be retained by the Tender Agent on behalf of us and may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer and to the holder’s right to withdraw tendered Notes as described in Section 8, “Withdrawal of Tenders”).

          Rule 13e-4 promulgated under the Exchange Act generally prohibits Open Solutions and its affiliates from purchasing Notes other than pursuant to the Offer, until at least 10 business days after the expiration or termination of the Offer. In addition, Rule 14e-5 promulgated under the Exchange Act generally prohibits Open Solutions and the Dealer Manager and their affiliates from purchasing the Notes during the Offer other than pursuant to the Offer. Subject to Rule 13e-4 and Rule 14e-5, we expressly reserve the right, in our sole discretion, from time to time to purchase any Notes that are not tendered or accepted in the Offer, through open market purchases, privately negotiated transactions, subsequent tender offers, exchange offers, pursuant to the terms of the Notes or otherwise, upon terms that may or may not differ materially from the terms of the Offer.

          In addition to being limited by Rule 14e-1(c) under the Exchange Act, our reservation of the right to delay payment for Notes which we have accepted for payment pursuant to the Offer, is limited by Rule 13e-4(f)(5)

promulgated under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.

          If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act.

3.	Certain Significant Considerations

          You should carefully consider the following considerations, in addition to the other information described elsewhere or incorporated by reference in this Offer to Purchase and Letter of Transmittal, before deciding whether to tender Notes pursuant to the Offer.

          No Recommendations Concerning the Offer. None of Open Solutions, its Board of Directors, the Dealer Manager, the Information Agent or the Tender Agent or any of their respective affiliates makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder’s Notes, and none of them has authorized any person to make any such recommendation. holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender.

          The Trading Market for the Notes May Be Adversely Affected by the Offer. There is no established reporting system or trading market for trading in the Notes. We believe that the Notes are currently traded over-the-counter. However, we do not believe that there is a practical way to determine the trading history of the Notes. We believe that trading in the Notes has been limited and sporadic. Following the consummation of the Offer, we expect that Notes not purchased in the Offer will continue to be traded over-the-counter; however, we anticipate that the smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, our purchase of Notes pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price of the Notes that remain outstanding following the Offer. We cannot assure you that a market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon, among other things, the number of holders of Notes remaining at such time and the interest in maintaining a market in such Notes on the part of securities firms.

          Limited Information Concerning Open Solutions. Following the consummation of the proposed Merger, the registration of Open Solutions’ common stock under the Exchange Act will be terminated and the shares are to be delisted from the NASDAQ Global Market.  This lack of information may adversely affect the liquidity and trading prices of the Notes.

          Open Solutions Has Substantial Existing Indebtedness. At September 30, 2006, the outstanding total liabilities (including the Notes) of Open Solutions was approximately $634.7 million.

          The Notes are subordinated in right of payment to all of our existing and future senior indebtedness (as defined in the Indenture). The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. The Indenture does not restrict the amount of senior indebtedness or other indebtedness that we or any of our subsidiaries can incur. As of September 30, 2006, we had indebtedness of approximately $484.2 million which would have constituted senior indebtedness. On a pro forma basis, assuming consummation of the proposed Merger, as of September 30, 2006, we would have had indebtedness of approximately $865.0 million which would have constituted senior indebtedness.

          We will continue to have substantial indebtedness after the Offer is consummated. The amount of our indebtedness and restrictions contained in the Indenture governing the Notes may limit our ability to affect future financings in the event we should deem it necessary or desirable to raise additional capital. Furthermore, there can be no assurance that we will have sufficient earnings, access to liquidity or cash flow in the future to meet our debt service obligations under the Notes that remain outstanding following consummation of the Offer.

          For additional information about our indebtedness, capitalization and financial condition (including certain indebtedness that we anticipate incurring in connection with the Merger), see our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, the definitive Proxy Statement on Schedule 14A and the other information incorporated by reference herein. See “Available Information” and “Incorporation of Documents by Reference.”

          Open Solutions May Realize Cancellation of Indebtedness Income. The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to Open Solutions to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased.

          Consummation of the Offer Is Subject to Conditions. Each of the conditions to the Offer is described in more detail in Section 10, “Conditions to the Offer.” There can be no assurance that such conditions will be met or waived or that, in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

4.	Information Concerning Open Solutions

          We are a provider of software and related services.  We offer a strategic product platform that integrates core data processing applications built on a single centralized relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, imaging, digital documents, Check 21, interactive voice response, network services, Web hosting and design, and payment and loan origination solutions.  Our products and services assist to enhance the competitiveness of banks, thrifts, credit unions and financial services providers in the United States and Canada in competing in the financial services industry and to expand financial relationships, client affinity, community presence and personalized service.

          On October 14, 2006, we signed a definitive agreement to be acquired by Harpoon Acquisition Corporation, an affiliate of The Carlyle Group and Providence Equity Partners Inc., both private equity investment firms. Under the terms of the agreement, the Company’s stockholders will receive $38.00 in cash for each share of common stock of Open Solutions. As a result of the Merger, the Notes will become convertible into the right to receive the consideration to be paid to holders of common stock of Open Solutions in the Merger. Our other currently outstanding debt will be retired.  The transaction is expected to be completed during the first quarter of 2007 and is subject to various conditions, including approval by Open Solution’s stockholders, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.  The transaction is not subject to any debt financing conditions. For additional information about the Merger, see our definitive Proxy Statement on Schedule 14A filed with the SEC on December 20, 2006.

          Common Stock Market Price Information. Currently, the Notes are convertible into 18.3875 shares of our common stock for each $1,000 principal amount at maturity of the Notes. The conversion rate is equivalent to a current conversion price, based on the accreted value of the Notes, of approximately $29.02 per share. The consummation of the proposed Merger would constitute a change of control under the Indenture and as a result of the change of control holders will be entitled to a make whole premium by increase in the conversion rate for such Notes which, assuming an effective date of the Merger of January 23, 2007, would result in a conversion rate of 20.5532 shares of common stock for every $1,000 principal amount at maturity of the Notes. Open Solutions’ common stock is listed on the NASDAQ Global Market under the symbol “OPEN.” Public trading of Open Solutions’ common stock commenced on November 26, 2003.  Prior to that, there was no public market for Open Solutions’ common stock. The following table sets forth, for the periods indicated, the high and low sales price per share of Open Solutions’ common stock on the NASDAQ Global Market:

	High Price	Low Price

Fiscal Year Ended December 31, 2004
1st Quarter	$26.07	$17.40
2nd Quarter	$25.75	$19.42
3rd Quarter	$25.86	$20.33
4th Quarter	$28.60	$23.66
Fiscal Year Ended December 31, 2005
1st Quarter	$25.07	$19.09
2nd Quarter	$20.54	$17.49
3rd Quarter	$23.96	$20.37
4th Quarter	$24.45	$19.23
Fiscal Year Ended December 31, 2006
1st Quarter	$29.78	$22.99
2nd Quarter	$31.14	$24.30
3rd Quarter	$30.26	$26.47
4th Quarter (through December 20, 2006)	$37.98	$27.84

          On December 20, 2006, the last reported sale price for the common stock on the NASDAQ Global Market was $37.59 per share.

          We have never paid or declared any cash dividends on shares of our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future.

5.	Description of the Notes and Related Matters

          The following description of the Notes is qualified by a more complete description contained under the caption “Description of Notes” in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 filed with the SEC on June 19, 2006 (Registration No. 333-124445) and by the Indenture, copies of which are available, without charge, from the Information Agent. You may also obtain a copy without charge, from the SEC as described above under the heading “Available Information.”

          In June 2006, Open Solutions issued $270,000,000 in aggregate principal amount at maturity of Notes  (with an issue price of $144,061,200) under an Indenture (the “Indenture”), dated as of February 2, 2005, between Open Solutions and U.S. Bank National Association, as Trustee (the “Trustee”). The Notes were issued at a discount to their face amount and accrue original issue discount daily beginning February 2, 2012. The Notes are unsecured obligations of Open Solutions, subordinated in right of payment to all of its existing and future Senior Indebtedness (as defined in the Indenture). Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendment to the Indenture is being sought.

          Principal Amount of Notes Outstanding. As of December 20, 2006, there was $270,000,000 in aggregate principal amount at maturity of Notes outstanding (with an accreted value as of such date of $144,061,200).

          Interest. The Notes bear interest until February 2, 2012 at a rate of 1.4673% per year on the principal amount at maturity (equivalent to a rate of 2.75% per year of the issue price), payable on February 2 and August 2 of each year beginning August 2, to record holders of the Notes as of the preceding January 15 and July 15. The Notes which remain outstanding after consummation of this Offer will continue to accrue interest until February 2, 2012, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed or repurchased.

          Original Issue Discount. The issue price per Note was $533.56 per $1,000 principal amount at maturity (53.356% of principal amount at maturity). Beginning February 2, 2012, for non-tax purposes the Notes will accrue original issue discount daily while they remain outstanding at the rate of 2.75% per year compounded semiannually.

          CUSIP Numbers: The CUSIP numbers for the Notes are: 68371PAA0 and 68371PAB8. The CUSIP numbers referenced above have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of holders of the Notes. Open Solutions, the Dealer Manager, the Information Agent and the Tender Agent shall not be responsible for the selection or use of these CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in any Offer to Purchase or Letter of Transmittal.

          Subordination. The Notes are subordinate in right of payment to all of our existing and future Senior Indebtedness. The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. The Indenture does not restrict the amount of Senior Indebtedness or other indebtedness that Open Solutions or any of its subsidiaries can incur. As of September 30, 2006, we had indebtedness of approximately $484.2 million which constituted Senior Indebtedness. On a pro forma basis, assuming consummation of the proposed Merger, as of September 30, 2006, we would have had indebtedness of approximately $865.0 million which would have constituted senior indebtedness

          Conversion. The current conversion rate of the Notes is 18.3875 which is equivalent to a current conversion price, based on the accreted value of the Notes, of approximately $29.02 per share. A holder may convert the Notes into the Conversion Amount at any time prior to the close of business on the business day before February 2, 2035 only under the following circumstance:

•

during any calendar quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the accreted conversion price per share, which is (1) the sum of the issue price of a Note and the accrued original issue discount divided by (2) the then applicable conversion rate;

•	if the Notes have been called for redemption;

•	if specified corporate transactions or distributions to holders of our common stock occur;

•	if a change of control occurs; or

•	during the 10 trading days prior to, but not on, the maturity date.

          The Notes will become convertible (into the right to receive the consideration to be paid to holders of common stock in the Merger, i.e. $38.00 per share of common stock) upon the Merger as a result of the fourth bullet point above. The consummation of the proposed Merger would constitute a change of control under the Indenture and as a result of the change of control holders will be entitled to a make whole premium by increase in the conversion rate for such Notes which, assuming an effective date of the Merger of January 23, 2007, would result in a conversion rate of 20.5532 shares of common stock for every $1,000 principal amount at maturity of the Notes.

          Upon conversion of a Note, in lieu of delivering shares of our common stock, we may elect to deliver to the holder of such Note cash or a combination of cash and shares of our common stock.

          In order to convert the Notes, a holder must present the Notes and a conversion notice meeting the requirements of the Indenture to the Trustee at: U.S. Bank National Association, Corporate Trust Services, 60 Livingston Avenue, St. Paul, Minnesota 55107, Attn: Specialized Finance.

          Redemption. We have a right to redeem all or a portion of the Notes for cash at any time on or after February 2, 2012. In the event of redemption of the Notes prior to maturity, the amount payable with respect to each Note is equal to the sum of the issue price and the accrued original issue discount, plus accrued and unpaid cash interest and liquidated damages, if any, to the date of redemption. The redemption prices of a Note on February 2, 2012, at each February 2 thereafter prior to maturity and at maturity on February 2, 2035, assuming there is no accrued and unpaid cash interest or liquidated damages, is set forth in the Indenture and will be equal to accreted value of the Notes on the applicable redemption date The redemption price of a Note redeemed between the dates listed in the Indenture would include an additional amount reflecting the original issue discount that has accrued on such Note since the immediately preceding date in the table below. The Indenture requires us to give notice of redemption not more than sixty and not less than thirty days before any redemption date.

          Right to Require Repurchase at the Option of the Holder for Cash.  Holders have the right to require us to purchase for cash all or a portion of their Notes on February 2 each of the following years at the following prices, plus accrued and unpaid cash interest and liquidated damages, if any, up to, but excluding, the purchase date:

Redemption Date	Redemption Price

February 2

2012	$533.56 per $1,000 principal amount at maturity

2015	$579.12 per $1,000 principal amount at maturity

2020	$663.86 per $1,000 principal amount at maturity

2025	$761.00 per $1,000 principal amount at maturity

2030	$872.35 per $1,000 principal amount at maturity

          Right to Require Repurchase at the Option of the Holders Upon a Change of Control. Following a Change of Control (as defined in the Indenture and subject to our right in the event of a Public Acquirer Change of Control), each holder of Notes would have the right, at such holder’s option, to require us to repurchase all or any portion of such holder’s Notes that is equal to $1,000 or an integral multiple of $1,000 at a repurchase price equal to the sum of the issue price and accrued original issue discount of the Notes to be purchased, plus accrued and unpaid cash interest to, but excluding, the purchase date.  In the event of a Change of Control, in lieu of permitting holders to require us to repurchase their Notes or to convert and, if applicable, receive a make whole premium, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligation so that the Notes are convertible into shares of the acquiring or surviving company. The consummation of the proposed Merger would constitute a change of control under the Indenture and as a result of the change of control holders will be entitled to a make whole premium which will increase the conversion rate for the period from ten days prior to the anticipated effective date of the Merger until the purchase date described below relating to the Merger to 20.5532 shares per Note (assuming consummation of the Merger on January 23, 2007) in the conversion rate for such Notes and the Notes will become convertible into the right to receive the consideration to be paid to holders of common stock in the Merger, i.e. $38.00 per share of common stock.  In addition, we will be required to make an offer to purchase the Notes following the Merger at a price equal to $533.56 per $1,000 principal amount at maturity of the Notes, plus accrued and unpaid interest to, but not including the purchase date.

          Registration Rights. In connection with the issuance of the Notes in 2005, we entered into a Registration Rights Agreement with the initial purchasers of the Notes. As required by this agreement, we filed, and the SEC declared effective, a shelf registration statement under the Securities Act of 1933, as amended, registering the resale of the Notes and the common stock issuable upon conversion of the Notes. We have continued to maintain the effectiveness of this shelf registration statement.

6.	Acceptance of Notes for Payment; Accrual of Interest

          Acceptance of Notes for Payment. Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and subject to applicable law, we will accept for payment, and thereby purchase, all Notes validly tendered (and not withdrawn) pursuant to the Offer, on or prior to the Expiration Date.

          We will be deemed to have accepted for payment pursuant to the Offer and thereby have purchased, Notes validly tendered (and not withdrawn), or defectively tendered Notes with respect to which we have, in our discretion, waived such defect, that are subject to the Offer, if, as and when we give oral (confirmed in writing) or written notice to the Tender Agent of our acceptance of such Notes for purchase pursuant to the Offer. We will announce our acceptance of tendered Notes by press release as soon as practicable after the Expiration Date. We will pay the Purchase Price for all Notes accepted for payment promptly after the acceptance of tendered Notes. We expect that we will pay the Purchase Price not later than the business day following the Merger. In all cases, payment for Notes purchased pursuant to the Offer will be made by deposit in immediately available funds of the Purchase Price for the tendered Notes with the Tender Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders.

          We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of, or payment for, Notes if necessary to obtain any required governmental approval. See Section 10, “Conditions to the Offer.” In all cases, payment of consideration by the Tender Agent to holders of Notes accepted for purchase pursuant to an Offer will be made only after timely receipt by the Tender Agent of:

•

certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Tender Agent’s account at DTC pursuant to the procedures set forth under Section 7, “Procedures for Tendering Notes”;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or a properly transmitted Agent’s Message; and

•	any other documents required by the Letter of Transmittal.

          If the Offer is terminated or withdrawn, or the Notes subject to the Offer are not accepted for payment, no consideration will be paid or payable to holders of those Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason or certificates are submitted evidencing more Notes than are tendered in the Offer, the Notes not purchased will be returned, to the tendering holder at our expense (or, in the case of Notes tendered by book-entry transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered) unless otherwise requested by such holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.

          Tendering holders who hold Notes registered in their own names and who tender their Notes directly to the Tender Agent will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by us pursuant to the Offer. We will pay all fees and expenses of the Dealer Manager, the Tender Agent and the Information Agent in connection with the Offer.

          Accrual of Interest. Holders of Notes on January 15, 2007, will receive on February 2, 2007, accrued interest to, but not including February 2, 2007, whether or not they tendered Notes in the Offer subject, in the case of any holder who converts the Notes prior to February 2, 2007, to such holder’s obligation to pay the amount of such interest at the time of conversion. No additional interest will be added with respect to Notes accepted for payment pursuant to the Offer.

          Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the holders of purchased Notes or otherwise.

7.	Procedures for Tendering Notes

          The method of delivery of Notes and the Letter of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC, and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the tendering holder and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Tender Agent, which must be on or prior to the Expiration Date. If delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Tender Agent on or prior to such date. Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount at maturity and integral multiples thereof.

          Tender of Notes. The tender by a holder of Notes pursuant to the Offer, pursuant to one of the procedures set forth below, and the subsequent acceptance of such tender by us, will constitute a binding agreement between such holder and Open Solutions with respect to the Offer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

          Only registered holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not registered holders will depend upon the manner in which the Notes are held.

          Tender of Notes Held in Physical Form. To tender Notes held in physical form properly pursuant to the Offer, a properly completed Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Tender Agent at its address set forth on the back cover of this Offer to Purchase and certificates representing such Notes must be received by the Tender Agent at such address on or prior to the Expiration Date. Letters of Transmittal and Notes should be sent only to the Tender Agent and should not be sent to Open Solutions, the Dealer Manager or the Information Agent.

          If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal, then, in order to tender such Notes pursuant to the Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such holder(s) appear(s) on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below and in the Letter of Transmittal.

          Tender of Notes Held Through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the Offer should contact such registered holder promptly and instruct such registered holder to tender Notes on such beneficial owner’s behalf. Materials provided along with this Offer to Purchase may be used by a beneficial owner in this process to instruct the registered holder to tender Notes. If such beneficial owner wishes to tender such Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

          Tender of Notes Held Through DTC. To tender effectively Notes that are held through DTC, DTC participants should either:

•

properly complete and duly execute the Letter of Transmittal (or a manually signed facsimile thereof), together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal and such other documents to the Tender Agent; or

•	electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible.

          Upon receipt of such holder’s acceptance through ATOP, DTC will credit the Tender Agent’s account and verify the acceptance and send an Agent’s Message to the Tender Agent for its acceptance. Delivery of tendered Notes may be made to the Tender Agent pursuant to the book-entry delivery procedures set forth below, or the tendering DTC participant may comply with the guaranteed delivery procedures set forth below.

          Except as provided below, unless the Notes being tendered are deposited with the Tender Agent and accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message on or prior to the Expiration Date, we may, at our option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

          Book-Entry Delivery Procedures. The Tender Agent will establish accounts with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Tender Agent’s account in accordance with DTC’s procedures for such transfer.

          Although delivery of Notes may be effected pursuant to the Offer through book-entry transfer into the Tender Agent’s account at DTC, a Letter of Transmittal or an Agent’s Message and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with, to receive payment for tendered Notes. Holders desiring to tender Notes should also note that such holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC. Delivery of documents to DTC does not constitute delivery to the Tender Agent.

          The confirmation of a book-entry transfer into the Tender Agent’s account at DTC as described above is referred to as a “Book-Entry Confirmation.” The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Tender Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and we may enforce such agreement against such participants.

          Notwithstanding any other provision of the Offer, payment for Notes tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the Tender Agent of the tendered Notes (or Book-Entry Confirmation, including by means of an Agent’s Message, of the transfer of such Notes into the Tender Agent’s account at DTC as described above), and a Letter of Transmittal (or facsimile copy thereof) or Agent’s Message with respect to such Notes, properly completed and duly executed, with any other documents required by the Letter of Transmittal.

          Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the Notes tendered are tendered and delivered:

•

by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•

for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or another “Eligible Guarantor Institution” as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”).

If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). See the Instructions to the Letter of Transmittal.

          Mutilated, Lost, Stolen or Destroyed Certificates. If a holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such holder should contact the Trustee at: U.S. Bank National Association, Corporate Trust Services, 60 Livingston Avenue, St. Paul, Minnesota 55107, Attn: Specialized Finance, by telephone at (800) 934-6859 or by facsimile at (651) 495-8158 to receive information about the procedures for obtaining replacement certificates for Notes. We encourage you to contact the Trustee immediately in order to permit timely processing of the documentation that may be required to replace mutilated, lost, stolen or destroyed certificates.

          Guaranteed Delivery. If a holder desires to tender Notes pursuant to the Offer and:

•	certificates representing that holder’s Notes are not immediately available;

•	time will not permit the holder’s Letter of Transmittal, certificates representing Notes and all other required documents to reach the Tender Agent on or prior to the Expiration Date; or

•	the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Expiration Date,

the holder may nevertheless tender Notes with the effect that the tender will be deemed to have been received on or prior to the Expiration Date if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

prior to the Expiration Date, the Tender Agent has received from such Eligible Institution, at the address of the Tender Agent set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, facsimile transmission, mail or hand delivery) substantially in the form provided by us, setting forth the name(s) and address(es) of the holder(s) and the principal amount at maturity of Notes being tendered, and stating that the tender is being made thereby and guaranteeing that, within three business days after the date of the Notice of Guaranteed Delivery, a properly completed and executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message) and certificates evidencing the Notes (or confirmation of book-entry transfer of such Notes into the Tender Agent’s account with DTC), and any other documents required by the Letter of Transmittal and the Instructions thereto, will be deposited by such Eligible Institution with the Tender Agent; and

•

the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Tender Agent’s account at DTC as described above), together with a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, with any signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent’s Message, are received by the Tender Agent within three business days after the date of execution of the Notice of Guaranteed Delivery.

          Under no circumstances will the Purchase Price bear any interest by reason of any delay in making payment to any person using the guaranteed delivery procedures. The Purchase Price for Notes tendered pursuant to the guaranteed delivery procedures will be the same as that for Notes delivered to the Tender Agent prior to the Expiration Date.

          Effect of the Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or in the case of a book-entry transfer, by transmitting an Agent’s Message), a tendering holder of Notes:

•	irrevocably sells, assigns and transfers to, or upon the order of, Open Solutions all right, title and interest in and to all the Notes tendered thereby; and

•

irrevocably constitutes and appoints the Tender Agent the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Tender Agent also acts as agent of Open Solutions) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to:

•

deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Open Solutions;

	•	present such Notes for transfer on the security register for the Notes; and

•

receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Tender Agent will have the rights to, or control over, funds from Open Solutions, except as agent of Open Solutions, for the Purchase Price for any Notes tendered pursuant to the Offer that are purchased by Open Solutions), all in accordance with the terms of the Offer.

          Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all related documents will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Notes determined by us not to be in proper form or if the acceptance of or payment for such Notes may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender with respect to Notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. Any defect or irregularity in connection with tenders of Notes must be cured within such time as we determine, unless waived by us. None of Open Solutions, the Dealer Manager, the Information Agent, the Tender Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

          Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

          Backup Withholding. To prevent backup withholding, each tendering U.S. holder of Notes must provide the Tender Agent, or must have previously provided to the authorized institution, which is a participant in DTC, with such holder’s correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. A tendering Non-U.S. holder should complete an Internal Revenue Service (“IRS”) Form W-8BEN, IRS Form W-8ECI, IRS Form W-8EXP or IRS Form W-8IMY, as the case may be, rather than a Substitute Form W-9, certifying its foreign status and thereby qualifying for an exemption from backup withholding. See Section 11, “U.S. Federal Income Tax Considerations.”

          Compliance with “Short Tendering” Rule. It is a violation of Rule 14e-4 under the Exchange Act, for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering:

•	has a net long position equal to or greater than the aggregate principal amount at maturity of the Notes being tendered; and

•	will cause such Notes to be delivered in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

          A tender of Notes in the Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and Open Solutions with respect to the Offer upon the terms and subject to the conditions of the Offer, including the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty that:

•	such holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act; and

•	the tender of such Notes complies with Rule 14e-4.

          Please send all materials to the Tender Agent and not to Open Solutions, the Dealer Manager or the Information Agent.

          The method of delivery of the Letter of Transmittal, the Notes and all other required documents, including delivery through DTC and acceptance of an Agent’s Message transmitted through ATOP, is at the sole option and risk of the tendering holder and the delivery will be deemed made only when actually received by the Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed for such documents to reach the Tender Agent.

8.	Withdrawal of Tenders

          You may withdraw your tendered Notes at any time prior to the Expiration Date but not thereafter, except as set forth below. In addition, you may withdraw your tendered Notes if we terminate the Offer, or if the Company has not accepted them for payment prior to February 20, 2007. If we terminate the Offer or do not purchase any Notes in the Offer, we will instruct the Tender Agent to return your tendered Notes to you, or in the case of book-entry Notes, re-register your Notes to your account on their book-entry system promptly following the earlier of such termination or the Expiration Date, without cost or expense to you. You may also withdraw tendered Notes if we have not yet accepted them for payment, after February 20, 2007, which is 40 business days from the date of this Offer to Purchase. We will not pay any consideration in respect of Notes that are withdrawn from the Offer.

          If, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Notes) or we are unable to accept for payment or pay for the Notes tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the Tender Agent to retain tendered Notes, and such Notes may not be withdrawn except in accordance with this Section 8 (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

          For a withdrawal of Notes tendered pursuant to the Offer to be effective, a written or facsimile transmission notice of withdrawal or a “Request Message” (as defined below) must be received by the Tender Agent prior to the Expiration Date or after February 20, 2007, if the Notes have not been accepted for payment, at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•

contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount at maturity represented by such Notes; and

•

be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by (x) documents of transfer sufficient to have the Trustee or DTC, as the case may be, register the transfer of Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorizes such person to effect such withdrawal on behalf of such holder.

The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution.

          In lieu of submitting a written or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a Request Message to the Tender Agent. The term “Request Message” means a message transmitted by DTC and received by the Tender Agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Notes to which such request relates. If the Notes to be withdrawn have been delivered or otherwise identified to the Tender Agent, a timely and properly completed and presented notice of withdrawal or a Request Message is effective immediately upon receipt thereof, even if physical release is not yet effected.

          Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered. However, properly withdrawn Notes may be re-tendered, by again following one of the procedures described in Section 7, “Procedures for Tendering Notes,” at any time on or prior to the Expiration Date.

          If you tender your Notes in the Offer, you may convert your Notes into our common stock only if you withdraw your Notes prior to the time at which your right to withdraw has expired.

          All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion (which determination shall be final and binding). None of Open Solutions, the Dealer Manager, the Information Agent, the Tender Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or Request Message, or incur any liability for failure to give any such notification.

9.	Source and Amount of Funds

          The maximum amount of funds required by us to purchase the Notes pursuant to the Offer is estimated to be approximately $211.0 million. We intend to fund our purchase of Notes hereunder, together with the fees and expenses incurred in connection therewith, through funds received from Harpoon or other affiliates of The Carlyle Group and Providence Equity Partners and from the proceeds of financing activities undertaken by such affiliates in connection with the Merger. See “The Transaction – Financing” of our definitive Proxy Statement on Schedule 14A filed with the SEC on December 20, 2006.

10.	Conditions to the Offer

          The Offer does not have as a condition that a minimum principal amount of Notes be tendered.

          Our obligation to accept for payment, and to pay for, Notes validly tendered and not validly withdrawn in the Offer is subject to and conditioned upon the consummation of the proposed Merger. The Merger is subject to certain conditions, including the vote of our stockholders. See the information set forth in the definitive Proxy Statement on Schedule 14A filed with the SEC on December 20, 2006 under the caption “The Merger Agreement—Conditions to the Merger.”

          Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) any rights we may have to extend and/or amend the Offer, we also will not be required to accept for payment or pay for, and may delay the acceptance for payment of, or payment for, any tendered Notes, subject to the rules under the Exchange Act, and we may terminate the Offer, if:

•

any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, directly or indirectly, in our reasonable good faith judgment, prohibiting preventing, restricting or delaying the consummation of the Offer including any such event that would make the Offer illegal;

•

we have determined, in our reasonable good faith judgment, that the acceptance for payment of, or payment for, some or all of the Notes will violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree or judgment of any court to which we may be bound or subject;

•	there shall have occurred, in our reasonable good faith judgment:

•

any downgrading in the rating of any of our debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any of our debt securities (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that we have been placed on negative outlook;

	•	any material adverse change in U.S. or international securities or financial markets or in currency exchange rates or exchange controls;

•

any material suspension or material limitation of trading in securities generally on the New York Stock Exchange or on the NASDAQ Global Market, or any setting of minimum prices for trading on such exchange or in the over-the-counter market, or any suspension of trading of any of our securities on any exchange or in the over-the-counter market;

	•	any banking moratorium declared by U.S. federal or New York authorities;

	•	any major disruption of settlements of securities or clearance services in the United States;

	•	any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency;

•

any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

	•	any significant adverse change in the market price of our common stock; or

	•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a significant acceleration or worsening thereof;

•

the Trustee under the Indenture for the Notes shall have objected in any respect to, or taken any action that could, in our reasonable good faith judgment, adversely affect the consummation of the Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer or the acceptance of or payment for any of the Notes;

•	there shall have occurred or be likely to occur any event or series of events that, in our reasonable good faith judgment:

	•	prohibits, prevents, restricts or delays consummation of the Offer; or

•

materially and adversely affect the business, assets, condition (financial or otherwise), income, operations or prospects or stock ownership of Open Solutions and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business;

•

a tender or exchange offer for any or all of the Notes (other than this Offer), or any merger, acquisition proposal, business combination, tender offer or other similar transaction with or involving Open Solutions has been proposed, announced or made by any person or has been publicly disclosed (other than the Merger);

•	the merger agreement relating to the proposed Merger is amended or terminated after the commencement of the Offer;

•

we have learned that a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of Open Solutions’ outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of Open Solutions common stock (other than the merger); or

•

there shall have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Open Solutions or any shares of its common stock (other than the merger).

          The foregoing conditions are for the sole benefit of Open Solutions and may be asserted by us regardless of the circumstances (other than circumstances due to any factor within the control of Open Solutions) giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion up to the Expiration Date. If we choose to waive one of the conditions to the Offer with respect to one holder of Notes, will waive that same condition to the Offer for all holders of Notes. If any condition to the Offer is not satisfied or waived by us prior to the Expiration Date, we reserve the right (but shall not be obligated), subject to applicable law, to:

•	terminate the Offer and return the tendered Notes to the tendering holders;

•	waive all unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered (and not withdrawn) prior to the Expiration Date;

•	extend the Offer and retain the Notes that have been tendered during the period for which the Offer is extended; or

•	amend the Offer.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any of our other rights and each such right will be deemed an ongoing right which we may assert at any time and from time to time prior to the Expiration Date. Any determination by us concerning the events described above will be final and binding upon all parties.

11.	U.S. Federal Income Tax Considerations

          To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that any discussion of tax matters set forth in this Offer to Purchase was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any person, for the purpose of avoiding tax-related penalties under federal, state or local tax law. You should seek advice based on your particular circumstances from an independent tax advisor.

          The following is a general summary of certain U.S. federal income tax consequences to holders of Notes upon the tender of Notes to Open Solutions pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary is not a complete description of all the consequences of a tender pursuant to the Offer and, in particular, may not address U.S. federal income tax considerations applicable to holders of Notes subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Notes as part of a hedge, straddle or conversion transactions, insurance companies, corporations that accumulate earnings to avoid federal income tax, persons subject to the alternative minimum tax, tax-exempt entities or holders who do not hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment)). In addition, this summary does not discuss any aspect of state, local or foreign tax law that may be applicable to any holder of Notes, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

U.S. Holders

          Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Notes that is a U.S. Holder. A “U.S. Holder” is a beneficial owner of Notes that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxed as a corporation) created or organized under the laws of the United States or a political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of source; or

•

a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, as defined under section 7701(a)(30) of the Code, have authority to control all the trust’s substantial decisions or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

          The tax treatment of a partner in a partnership may depend on both the partnership’s and the partner’s status. Partnerships tendering Notes and persons holding beneficial interests in Notes through a partnership are urged to consult their tax advisors.

          The receipt of cash for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash for Notes pursuant to the Offer will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Notes tendered (less any amounts attributable to accrued interest not previously included in gross income), and such U.S. Holder’s adjusted tax basis in such Notes. A U.S. Holder’s adjusted tax basis for a Note is generally the price such U.S. Holder paid for the Note, increased by any original issue discount or market discount previously included in such U.S. Holder’s gross income and reduced (but not below zero) by any amortized premium and any cash payments on the Note other than qualified stated interest. Except as provided below, any gain or loss recognized on a tender of a Note will generally give rise to capital gain or loss if the Note is held as a capital asset and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Note for U.S. federal income tax purposes is more than one year. A U.S. Holder who has acquired a Note with market discount will generally be required to treat a portion of any gain on a tender of the Note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount income previously included in gross income. Amounts received by a U.S. Holder in respect of interest on the Notes including any amounts attributable to accrued interest not previously included in income will be taxable as ordinary income.

Non-U.S. Holders

          The following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Notes that is neither a U.S. Holder nor a partnership (a “Non-U.S. Holder”).

          Subject to the discussion of information reporting and backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

          Subject to the discussion of information reporting and backup withholding below, amounts received pursuant to the Offer attributable to interest (including original issue discount) on a Note by a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax provided that:

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Open Solutions within the meaning of the Code and applicable Treasury Regulations;

•

the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to Open Solutions through stock ownership or (b) a bank receiving interest on a loan entered into in the ordinary course of business;

•

the Non-U.S. Holder certifies, under penalties of perjury on a Form W-8BEN (or such successor form as the IRS designates), prior to the payment that such Non-U.S. Holder is not a United States person and provides such Non-U.S. Holder’s name and address (or a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof); and

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

          If interest (including original issue discount) on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest (including original issue discount) will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate Non-U.S. Holder, may also be subject to a 30% branch profits tax).

          Non-U.S. Holders should consult their own tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

          Special rules may apply to certain Non-U.S. Holders, such as controlled foreign corporations and passive foreign investment companies, which are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

          Information reporting requirements will generally apply to Notes tendered in the Offer. U.S. federal income tax law requires that each tendering holder must provide the Tender Agent with such holder’s correct taxpayer identification number (“TIN”) which, in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt holders are not subject to these backup withholding and information reporting requirements.

          If the Tender Agent is not provided with the correct TIN or an adequate basis for exemption, the tendering holder may be subject to a backup withholding tax (currently at a rate of 28%) imposed on such holder’s gross proceeds from the Offer. To prevent backup withholding, each tendering holder that is not a foreign person must complete the Substitute Form W-9 that will be provided with each Letter of Transmittal, and either (a) provide his/her/its correct TIN and certain other information under penalties of perjury or (b) provide an adequate basis for exemption. Each tendering holder that is a foreign person must submit an appropriate, properly completed Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, as the case may be, certifying, under penalties of perjury, to such holder’s foreign status in order to establish an exemption from backup withholding. Backup withholding tax is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the Internal Revenue Service, provided the required information is timely furnished.

12.	The Dealer Manager, Tender Agent and Information Agent

          Dealer Manager. The Company has engaged Wachovia Capital Markets, LLC (“Wachovia Securities”) to act as Dealer Manager in connection with the Offer.  The Dealer Manager may contact holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes. At any given time, Wachovia  Securities may trade the Notes or other debt or other equity securities of the Company for their own accounts or for the accounts of customers, and accordingly, may hold a long or short position in the Notes or such other securities.

          Wachovia Securities also has provided in the past, and may provide in the future, financial advisory, investment banking and commercial lending services to the Company, for which it has received and would receive customary fees and commissions.

          The Company has agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the federal securities laws.

          Any holder that has questions concerning the terms of the Offer or the Solicitation may contact the Dealer Manager at the address and telephone numbers set forth on the back cover of this Statement.

          The Tender Agent and the Information Agent. We have retained D.F. King & Co., Inc. to act as the Tender Agent and as the Information Agent in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Tender Agent or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

          We will pay D.F. King & Co., Inc. customary fees for its services as the Tender Agent in connection with the Offer. The Tender Agent will also be reimbursed by us for its reasonable expenses and indemnified by us against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

          We will pay D.F. King & Co., Inc. customary fees for its services as the Information Agent in connection with the Offer. The Information Agent will also be reimbursed by us for its reasonable expenses and indemnified by us against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

          Requests for information or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

          None of the Dealer Manager, the Information Agent or the Tender Agent assuming any responsibility for the accuracy or completeness of the information concerning Open Solutions or our respective affiliates contained in this Offer to Purchase or for any failure by Open Solutions to disclose events that may have occurred and may affect the significance or accuracy of such information.

13.	Solicitation

          Directors, officers and regular employees of either Open Solutions and its affiliates (who will not be specifically compensated for such services), the Information Agent and the Dealer Manager may contact holders by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

14.	Fees and Expenses

          Tendering holders of Notes will not be obligated to pay brokers fees or commissions of the Dealer Manager or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by us pursuant to the Offer. We will pay all fees and expenses of the Dealer Manager, the Tender Agent and the Information Agent in connection with the Offer.

          We will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager, the Tender Agent and the Information Agent, in connection with the solicitation of tenders of Notes pursuant to the Offer.

15.	Miscellaneous

          We are not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such applicable laws, an Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes residing in such jurisdiction.

          Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”) which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under the heading “Available Information” in this Offer to Purchase.

OPEN SOLUTIONS INC.

December 21, 2006

          Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Notes and any other required documents should be sent or delivered by each holder of Notes or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for this Offer is:

D.F. King & Co., Inc.

By Courier, Mail or Hand:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Facsimile For Eligible Institutions:	(212) 809-8839
To Confirm By Telephone:	(212) 232-2224

Attn: Jevon Ewig

          Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 431-9642

The Dealer Manager for the Offer is:

Wachovia Securities
One Wachovia Center
301 South College Street, 6th Floor
Charlotte, North Carolina 28288
Attention: Liability Management Group

Collect: (704) 715-8341
Toll Free: (866) 309-6316